Filed Pursuant to Rule 424(b)(3)
Registration No. 333-291549

PROSPECTUS

FISCALNOTE HOLDINGS, INC.

Up to 2,349,395 Shares of Class A Common Stock

This prospectus relates to the resale or other disposition from time to time of up to an aggregate of 2,349,395 shares of our Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), that are issuable pursuant to the terms of the convertible note (the “Convertible Note”) previously issued to the selling stockholder named in this prospectus on August 12, 2025 which has a current aggregate principal amount outstanding of approximately $20.4 million.

We are registering the securities for resale pursuant to the redemption and exchange agreement, dated August 5, 2025, between us and the selling stockholder (the “Redemption and Exchange Agreement”). Our registration of the securities covered by this prospectus does not mean that the selling stockholder will offer or sell any of the shares of Class A Common Stock registered hereby. The selling stockholder may offer, sell or distribute all or a portion of the shares of Class A Common Stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the selling stockholder may sell the shares of Class A Common Stock in the section entitled “Plan of Distribution.”

We will not receive any of the proceeds from any sale of our Class A Common Stock by the selling stockholder.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that information contained in or incorporated by reference into this prospectus is accurate as of any other date.

Our Class A Common Stock is currently listed on the New York Stock Exchange (“NYSE”) and trades under the symbol “NOTE.” On December 11, 2025, the closing price of our Class A Common Stock was $1.85 per share.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and are subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT, AND IN ANY OTHER DOCUMENT INCORPORATED BY REFERENCE HEREIN OR THEREIN

You should rely only on the information contained in or incorporated by reference into this prospectus. No one has been authorized to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2025

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholder may, from time to time, sell the securities offered by it described in this prospectus. We will not receive any proceeds from the sale of the securities offered by the selling stockholder described in this prospectus.

Neither we nor the selling stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholder will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on the respective covers of such documents, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, such prospectus supplement or any sale of a security, unless we indicate otherwise.

Unless the context indicates otherwise, references in this prospectus to “the Company,” “FiscalNote,” “we,” “us,” “our” and similar terms refer to FiscalNote Holdings, Inc. and its consolidated subsidiaries (including Legacy FiscalNote (as defined below)). References to “DSAC” refer to our predecessor company prior to the consummation of the Business Combination (as defined below).

Unless otherwise noted, all information contained in this prospectus has been adjusted to reflect the 1-for-12 reverse stock split (the “Reverse Split”) previously announced on August 22, 2025, which was effective at the close of business on August 29, 2025.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference may include forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of FiscalNote. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, our management. RSM US LLP, our independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. Our audited financial statements for the years ended December 31, 2024 and 2023, incorporated by reference into this prospectus, relate only to our historical financial information. These financial statements do not extend to the forward-looking information and should not be read as if they do. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•

the risk that a protracted U.S. government shutdown negatively affects our ability to enter into or renew public sector subscription contracts and generate advertising and events revenue as anticipated;

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concentration of revenues from U.S. government agencies, changes in the U.S. government spending priorities, dependence on winning or renewing U.S. government contracts, delay, disruption or unavailability of funding on U.S. government contracts, and the U.S. government’s right to modify, delay, curtail or terminate contracts;

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our ability to successfully execute on our strategy to achieve and sustain organic growth through a focus on our core policy business, including risks to our ability to develop, enhance, and integrate our existing platforms, products, and services, bring highly useful, reliable, secure and innovative products, product features and services to market, attract new customers, retain existing customers, expand our products and service offerings with existing customers, expand into geographic markets or identify other opportunities for growth;

•	our future capital requirements, as well as our ability to service our repayment obligations and maintain compliance with covenants and restrictions under our existing debt agreements;

•	demand for our services and the drivers of that demand;

•	the impact of cost reduction initiatives undertaken by us;

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risks associated with international operations, including compliance complexity and costs, increased exposure to fluctuations in currency exchange rates, political, social and economic instability, potential imposition of new or novel taxes on digital or subscription sales on the platforms, products and services we provide, and supply chain disruptions;

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our ability to introduce new features, integrations, capabilities and enhancements to our products and services, as well as obtain and maintain accurate, comprehensive and reliable data to support our products, and services;

•	our reliance on third-party systems and data, our ability to integrate such systems and data with our solutions and our potential inability to continue to support integration;

•	our ability to maintain and improve our methods and technologies, and anticipate new methods or technologies, for data collection, organization, and analysis to support our products and services;

•	potential technical disruptions, cyberattacks, security, privacy or data breaches or other technical or security incidents that affect our networks or systems or those of our service providers;

•	competition and competitive pressures in the markets in which we operate, including larger well-funded companies shifting their existing business models to become more competitive with us;

•	our ability to comply with laws and regulations in connection with selling products and services to U.S. and foreign governments and other highly regulated industries;

•	our ability to retain or recruit key personnel;

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our ability to adapt our products and services for changes in laws and regulations or public perception, or changes in the enforcement of such laws, relating to artificial intelligence, machine learning, data privacy and government contracts;

•	adverse general economic and market conditions reducing spending on our products and services;

•	the outcome of any known and unknown litigation and regulatory proceedings;

•	our ability to maintain public company-quality internal control over financial reporting;

•	our ability to adequately protect and maintain our brands and other intellectual property rights; and

•	other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements contained or incorporated by reference in this prospectus are more fully described under the section “Risk Factors” and elsewhere in this prospectus. The risks described under the section “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition or results of operations. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

The Company

We are a leading technology provider of global policy and regulatory intelligence. We deliver critical, actionable legal and policy insights in a rapidly evolving political, regulatory and macroeconomic environment. By combining artificial intelligence (AI), and other technologies with analysis and workflow tools, we provide data and information that enables customers who use our products to manage policy change, address regulatory developments, and mitigate policy risk.

In our core products, we ingest unstructured data on legislative and regulatory developments, and overlay that data with our sophisticated in-house AI and data science expertise to deliver structured, relevant and actionable information that facilitates and informs our customers’ key operational and strategic decisions. In the U.S., we source data at the local, municipal, regional, state, and Federal level. Our portfolio of public policy intelligence products includes PolicyNote, CQFederal, and Curate. We also offer EU Issue Tracker, which provides public policy intelligence for the European Union, as well as professional services which enable customers to cover over 80 countries globally. These products incorporate workflow tools that enable our clients to monitor, manage, collaborate and efficiently organize for action on the issues that matter most to them, integrating global policy intelligence seamlessly into their daily activities. We also offer our advocacy platform (VoterVoice) and constituent management services platform (Fireside), which connect citizens with their government representatives and vice versa. In addition, we offer our customers expert and customized macroeconomic analysis through FrontierView, a market intelligence advisory firm for global business professionals.

For more information, see the section entitled “Risk Factors.”

Background

The Company was originally known as DSAC.

DSAC, a Cayman Islands exempted company, previously entered into the Business Combination Agreement (as defined below).

On July 28, 2022, DSAC filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of domestication with the Secretary of State of the State of Delaware, pursuant to which DSAC’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware (the “Domestication”). As used herein, “New DSAC” refers to DSAC after the Domestication but prior to the consummation of the Business Combination (as defined below).

On July 29, 2022, New DSAC, now known as FiscalNote Holdings, Inc., consummated a business combination pursuant to that certain Agreement and Plan of Merger, dated as of November 7, 2021, by and among DSAC, Grassroots Merger Sub Inc., a wholly owned subsidiary of DSAC (“Merger Sub”), and FiscalNote Intermediate Holdco, Inc. (formerly FiscalNote Holdings, Inc.) (“Legacy FiscalNote”) (as amended, supplemented and/or restated from time to time, including by the First Amendment to Agreement and Plan of Merger, dated as of May 9, 2022, the “Business Combination Agreement”). On the terms and subject to the conditions set forth in the Business Combination Agreement, Merger Sub merged with and into Legacy FiscalNote, with Legacy FiscalNote surviving the merger as a wholly owned subsidiary of New DSAC (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, New DSAC changed its name to “FiscalNote Holdings, Inc.”

Effective upon consummation of the Business Combination, we adopted a dual-class stock structure, each as described in the section of this prospectus titled “Description of Securities.” Shares of FiscalNote Class B Common Stock have the same economic terms as shares of FiscalNote Class A Common Stock, except that shares of FiscalNote Class A Common Stock have one vote per share and shares of FiscalNote Class B Common Stock have twenty-five (25) votes per share.

Stock Exchange Listing

Our Class A Common Stock is currently listed on the New York Stock Exchange (“NYSE”) and trades under the symbol “NOTE.” On December 11, 2025, the closing price of our Class A Common Stock was $1.85 per share.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of FiscalNote’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of DSAC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should consider carefully the risks and uncertainties described below. You should also consider the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in any subsequent Quarterly Report on Form 10-Q, together with all of the other information contained in this prospectus and any applicable prospectus supplement, and under similar headings in other documents that are incorporated by reference herein or therein. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, operating results, financial condition and prospects could be adversely affected. In that event, the market price of our securities could decline, and you could lose part or all of your investment.

USE OF PROCEEDS

All of the Class A Common Stock offered by the selling stockholder pursuant to this prospectus will be sold by the selling stockholder for its account. We will not receive any of the proceeds from these sales. We will bear the costs associated with the sale of any shares of Class A Common Stock under this prospectus by the selling stockholder, other than underwriting fees, discounts and commissions.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our Class A Common Stock may be sold by the selling stockholder under this prospectus.

SELLING STOCKHOLDER

This prospectus relates to the resale from time to time by the selling stockholder of up to an aggregate of 2,349,395 shares of Class A Common Stock, subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such shares of Class A Common Stock shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise.

We cannot advise you as to whether the selling stockholder will sell any or all of the 2,349,395 shares of Class A Common Stock. In particular, the selling stockholder identified below may have sold, transferred or otherwise disposed of all or a portion of its securities after the date on which it provided us with information regarding its securities in transactions exempt from registration under the Securities Act.

The following table sets forth certain information provided by or on behalf of the selling stockholder as of November 6, 2025, concerning the shares of Class A Common Stock that may be offered from time to time by the selling stockholder with this prospectus. See “Plan of Distribution.” In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Class A Common Stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholder provided the information set forth on the table below. For the purposes of the following table, we have assumed that the selling stockholder will have sold all of the securities covered by this prospectus upon the completion of the offering. The percentage ownership of voting securities in the following table is based on 15,709,895 shares of common stock outstanding as of November 6, 2025, consisting of 15,018,986 shares of our Class A Common Stock and 690,909 shares of our Class B Common Stock outstanding as of that date.

	Shares Beneficially Owned Prior to this Closing			Number of Shares of Class A Common Stock Being Offered		Shares Beneficially Owned After the Offered Shares are being Sold		% of Common Stock	% of Total Voting Power After this Offering
Name and Address of Beneficial Owner	Class A		Class B			Class A	Class B
GPO FN Noteholder LLC(1)	340,352	(2)	—	2,349,395	(3)	—	—	—	—

(1)

Stonehill Capital Management LLC (“SCM”) is the manager of GPO FN Noteholder LLC and has voting and investment discretion with respect to the shares held of record by GPO FN Noteholder LLC. SCM disclaims beneficial ownership of such shares. Mr. John Motulsky, Mr. Jonathan Sacks, Mr. Peter Sisitsky, Mr. Michael Thoyer, Mr. Michael Stern, Mr. Samir Arora and Mr. Garrett Zwahlen (collectively, the “Members”) are the managing members of SCM and may be deemed to have shared voting and dispositive power over the shares. The Members disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein. The business address of this stockholder is 320 Park Avenue, 26th Floor, New York, NY 10022.

(2)

The “Number Beneficially Owned Prior to Offering” column consists of shares of Class A Common Stock issuable upon conversion of the Convertible Note, including accrued interest thereon as of the January 1, 2026 interest payment date and assumes we have elected to pay such interest in Interest Shares (as defined below).

(3)

Reflects the sum of (i) shares of Class A Common Stock issuable upon conversion of $6,000,000 in aggregate principal amount of the Convertible Note at an assumed price of $2.99 per share, plus (ii) $1,438,000 in interest at an assumed price of $4.17 per share.

Listing of FiscalNote Class A Common Stock

Our Class A Common Stock is currently listed on the NYSE and trades under the symbol “NOTE”. On December 11, 2025, the closing price of our Class A Common Stock was $1.85 per share.

Material Relationships and Transactions with the Selling Stockholder

On June 30, 2023, we entered into an Exchange and Settlement Agreement between us and the selling stockholder, pursuant to which (i) the selling stockholder returned 490,143 shares of Class A Common Stock held by it to us for cancellation, (ii) we issued to the selling stockholder that certain subordinated promissory note due July 3, 2028 issued by us to the selling stockholder on July 3, 2023 (the “Existing Note”), and (iii) the parties agreed to a mutual settlement and release of all claims (including, but not limited to, any claims by the selling stockholder for additional shares or money damages resulting from the entry into the Agreement and Plan of Merger, dated November 7, 2021, as amended on May 9, 2022), relating to or arising from the conversion of the Amended and Restated Senior Secured Subordinated Promissory Note, dated December 29, 2020, previously issued by a subsidiary of the pre-business combination FiscalNote Holdings, Inc. to the selling stockholder. The before mentioned transactions closed on July 3, 2023.

On August 5, 2025, we entered into the Redemption and Exchange Agreement, pursuant to which we (i) redeemed $25.0 million in aggregate principal outstanding of the Existing Note and (ii) issued to the selling stockholder the Convertible Note in exchange for cancellation of the Existing Note. The before-mentioned transactions closed on August 12, 2025. On August 12, 2025, we elected our option to redeem $5 million in aggregate principal outstanding under the Convertible Note for a cash payment to the selling stockholder of $2 million.

The Convertible Note will mature 91 days after the fourth anniversary (the “Maturity Date”) of that certain financing agreement, by and among us, as parent guarantor, our domestic subsidiaries party thereto as borrowers and guarantors, the lenders from time to time party thereto, and MGG Investment Group LP, as collateral agent and as administrative agent, pursuant to which the lenders agreed to advance $75.0 million maturing in August 2029 (the “2025 Term Loan”). The Convertible Note bears interest at a rate of 7.50% per annum payable quarterly in arrears, in cash or, provided no event of default is then occurring under the Convertible Note, freely tradeable shares (the “Interest Shares”) of the Class A Common Stock, at our option, with the value per share determined with reference to the volume weighted average trading price (“VWAP”) of the Class A Common Stock over the trading days occurring within the thirty (30) calendar days prior to the applicable interest payment date. If an event of default occurs under the Convertible Note, the interest rate will be increased to 11.25% per annum during such time as the event of default is continuing.

At any time prior to the Maturity Date, the selling stockholder is entitled to convert all or any portion of the principal amount of the Convertible Note and accrued interest thereon into shares of Class A Common Stock (the “Conversion Shares”) at an initial conversion price of $82.92 per share (the “Conversion Price”). The Conversion Price is subject to customary anti-dilution adjustments for stock splits and similar transactions and, subject to standard exceptions, weighted average anti-dilution protection for issuances below the then-prevailing Conversion Price.

Under the terms of the Convertible Note, we are required to make quarterly installment payments of $2 million of the outstanding principal beginning April 1, 2026 (each, an “Installment Date”) in the form of freely tradeable shares of Class A Common Stock (the “Installment Shares”), cash, or a combination thereof. Installment Shares will be issued at a price equal to the lowest of (i) the then-effective Conversion Price under the Convertible Note, (ii) 95% of the VWAP of the Class A Common Stock over the ten (10) trading days immediately preceding the applicable Installment Date and (iii) 95% of the VWAP of the Class A Common Stock over the trading days occurring within the ninety (90) calendar day period immediately preceding the applicable Installment Date.

In accordance with the terms of the Convertible Note, we may not issue any shares of Class A Common Stock under the Convertible Note if such issuance would result in the selling stockholder beneficially owning in excess of 4.99% of the outstanding Class A Common Stock, which limitation may be increased to up to 9.99% upon 61 days’ notice to us.

The Convertible Note provides for customary events of default for transactions of this type, upon which repayment of the Convertible Note may be accelerated, including failure to pay any amounts due and owing under the Convertible Note, failure to deliver the Conversion Shares, an uncured breach of any terms of the Convertible Note and a default under certain of our other indebtedness.

The Redemption and Exchange Agreement and the Convertible Note includes certain customary representations, warranties and covenants with respect to us and the selling stockholder, as well as certain negative covenants related to our ability to incur indebtedness.

Under the Redemption and Exchange Agreement, we also granted certain registration rights to the selling stockholder, pursuant to which we are required to register for resale the Interest Shares, Conversion Shares and Installment Shares (collectively, the “Issuable Shares”). We were required to file the registration statement under the Securities Act with the SEC covering a portion of the Issuable Shares (the “Initial Registration Statement”), of which this prospectus forms a part, no later than November 15, 2025. Thereafter, we must annually file additional resale registration statements covering a specified portion of Issuable Shares as set forth in the Redemption and Exchange Agreement.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to an aggregate of 2,349,395 shares of Class A Common Stock issued and issuable upon conversion of the Convertible Note.

We will not receive any proceeds from the sale of shares of Class A Common Stock by the selling stockholder. The aggregate proceeds to the selling stockholder will be the purchase price of the securities less any discounts and commissions borne by the selling stockholder.

The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the securities. We are required to pay all other fees and expenses incident to the registration of the shares of our Class A Common Stock to be offered and sold pursuant to this prospectus.

The shares of Class A Common Stock beneficially owned by the selling stockholder covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term “selling stockholder” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at fixed prices, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling stockholder and any of its permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

The selling stockholder may sell its shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

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through trading plans entered into by the selling stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through the distribution of the securities by the selling stockholder to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best-efforts basis;

•	settlement of short sales;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

There can be no assurance that the selling stockholder will sell all or any of the securities offered by this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholder has the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus or an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus, as appropriate.

The selling stockholder also may transfer the shares of our common stock in other circumstances, in which case the transferees or other successors in interest will be the selling beneficial owners for purposes of the prospectus and may sell the shares of common stock from time to time under the prospectus or an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholder to include the transferee or other successors in interest as selling stockholder under the prospectus, as appropriate.

With respect to a particular offering of the securities held by the selling stockholder, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth, to the extent required, the following information:

•	the specific securities to be offered and sold;

•	the names of the selling stockholder;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales;

•	the names of any participating agents, broker-dealers or underwriters, if not already named herein; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling stockholder.

In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with selling stockholder. The selling stockholder may also sell shares of common stock short and redeliver the shares to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities offered by this prospectus, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling stockholder may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A Common Stock is currently listed on the NYSE and trade under the symbol “NOTE”. On December 11, 2025, the closing price of our Class A Common Stock was $1.85 per share.

The selling stockholder may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions that we or the selling stockholder pay for solicitation of these contracts.

A selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the selling stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate for whom they may act as agent or to whom they may sell as principal. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated immediately prior to the sale (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any broker-dealer or agent regarding the sale of the securities by the selling stockholder. Upon our notification by the selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the shares covered by this prospectus, the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Your rights as stockholders are governed by Delaware law and by our certificate of incorporation, as amended (our “Charter”) and bylaws (our “Bylaws”). The following description of the material terms of our securities, including our classes of common stock, reflects the state of affairs since completion of the Business Combination. We urge you to read the applicable provisions of Delaware law and the Charter and the Bylaws carefully and in their entirety because they describe your rights as a holder of shares of our Class A Common Stock. Capitalized terms used in this “Description of Securities” but not defined in this registration statement shall have the meanings ascribed to them in the Charter or the Bylaws, as applicable.

Authorized and Outstanding Capital Stock

Our Charter authorizes the issuance of 1,809,000,000 shares of all classes of our capital stock, consisting of:

•	1,700,000,000 shares of Class A Common Stock, par value $0.0001 per share;

•	9,000,000 shares of Class B Common Stock, par value $0.0001 per share; and

•	100,000,000 shares of preferred stock, par value $0.0001 per share.

As of November 6, 2025 there were outstanding approximately 15,018,986 shares of our Class A Common Stock, 690,909 shares of our Class B Common Stock, and 15,358,964 Warrants to purchase 2,011,291 shares of our Class A Common Stock.

Class A Common Stock

We have two classes of authorized common stock: our Class A Common Stock and our Class B Common Stock. Holders of our Class A Common Stock and our Class B Common Stock generally have the same rights except for voting and conversion.

Voting Rights

Class A Common Stock

Holders of our Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held of record by such holder at all meetings of our stockholders and on all matters properly submitted to a vote of our stockholders generally.

Class B Common Stock

Holders of our Class B Common Stock are entitled to twenty-five (25) votes for each share of Class B Common Stock held of record by such holder at all meetings of our stockholders and on all matters properly submitted to a vote of our stockholders generally.

Stockholder Votes

Holders of our common stock generally will vote together as a single class on all matters submitted to a vote of our stockholders (including the election and removal of directors), unless otherwise provided in our Charter or required by applicable law. Any action or matter submitted to a vote of our stockholders will be approved if the number of votes cast in favor of the action or matter exceeds the number of votes cast in opposition to the action or matter, except that our directors will be elected by a plurality of the votes cast and that an affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of our Class A Common Stock and Class B Common Stock, voting together as a single class, is required to amend our Charter or approve any change of control transaction. Our stockholders will not be entitled to cumulate their votes in the election of our directors.

Delaware law could require holders of a class of our capital stock to vote separately as a class on any proposed amendment of our Charter if the amendment would increase or decrease the par value of the shares of that class or would alter or change the powers, preferences or special rights of the shares of that class in a manner that affects them adversely.

Holders of our common stock will not be entitled to vote on any amendment to our Charter that relates solely to the terms of one or more series of our preferred stock and on which the holders of such affected series are entitled to vote, either separately as a class or together with the holders of one or more other series of our preferred stock, pursuant to our Charter or by applicable law.

Conversion

Optional Conversion

Each share of our Class B Common Stock is convertible on a one-to-one basis at the option of the holder thereof into a share of our Class A Common Stock upon written notice to us.

Automatic Conversion

Each share of our Class B Common Stock will automatically convert on a one-to-one basis into a share of our Class A Common Stock upon any of the following:

•	Transfer by the holder, other than a Permitted Transfer (as defined in our Charter);

•	the death or permanent disability of the holder;

•

the first date on which the number of outstanding shares of our Class B Common Stock represents less than fifty percent (50%) of the number of shares of our Class B Common Stock that were outstanding as of the consummation of the Business Combination;

•	the date specified by the affirmative vote of the holders of more than fifty percent (50%) of the then outstanding shares of our Class B Common Stock, voting as a separate class; and

•	the date that is seven (7) years from the consummation of the Business Combination.

Economic Rights

Except as otherwise expressly provided in our Charter or required by applicable law, shares of our Class A Common Stock and our Class B Common Stock have the same rights, powers and preferences and rank equally, share ratably and be identical in all respects as to all matters, including the following:

Dividends and Distributions; Rights upon Liquidation

Shares of our Class A Common Stock and our Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Company’s Board of Directors (the “Board”) out of any of our assets or funds of legally available therefor; provided, however, that, if a dividend is paid in the form of our shares (or options, warrants or other rights to acquire shares) common stock, then holders of our Class A Common Stock will receive shares (or options, warrants or other rights to acquire shares) of our Class A Common Stock and holders of our Class B Common Stock will receive shares (or options, warrants or other rights to acquire shares) of our Class B Common Stock.

Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of our Class A Common Stock or our Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of our Class A Common Stock and our Class B Common Stock, each voting separately as a class.

Upon the dissolution, distribution of assets, liquidation or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities, holders of our Class A Common Stock and our Class B Common Stock will be entitled to receive ratably all of our assets available for distribution to our stockholders unless disparate or different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of our Class A Common Stock and our Class B Common Stock, each voting separately as a class.

Subdivisions, Combinations and Reclassifications

If we subdivide or combine any class of our common stock with any other class of our common stock, then each class of our common stock must be subdivided or combined in the same proportion and manner, unless otherwise approved by the affirmative vote of the holders of a majority of each of the outstanding shares of our Class A Common Stock, and the outstanding shares of our Class B Common Stock, each voting separately as a class.

Mergers and Other Extraordinary Transactions

Our Charter provides that, in the case of any distribution or payment in respect of the shares of our Class A Common Stock or our Class B Common Stock, or any consideration into which such shares are converted, upon our consolidation or merger with or into any other entity, such distribution, payment or consideration that the holders of shares of our Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of our Class A Common Stock and our Class B Common Stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such consolidation, merger or other transaction in order to reflect the special rights, powers and privileges of holders of shares of our Class B Common Stock, or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of our Class B Common Stock relative to the holders of our Class A Common Stock than those contained in our Charter.

Additionally, our Charter prohibits us from entering into any agreement with respect to a tender or exchange offer by a third party unless such agreement provides for consideration to be paid or distributed to, or rights to be received by, our stockholders in the manner provided in the paragraph immediately above.

Registration Rights

Certain of our stockholders were parties to a registration rights agreement with us that became effective upon the consummation of the Business Combination. The registration rights agreement grants certain of our stockholders the right to require, subject to certain conditions and limitations, that we register for resale securities held by such stockholders and certain “piggyback” registration rights with respect to registrations initiated by us. The registration of shares of our Class A Common Stock pursuant to the exercise of the registration rights provided under the registration rights agreement would enable the applicable stockholders to resell such shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will bear the expenses incurred in connection with the filing of any registration statements pursuant to the registration rights agreement.

In connection with a certain securities purchase agreement (the “Purchase Agreement”), dated August 5, 2025, between the Company and YA II PN, Ltd (“YA II”), we also entered into the Registration Rights Agreement with YA II (the “YA II Registration Rights Agreement”), requiring us to register for resale shares that may be issuable pursuant to convertible debentures held by YA II (the “YA II Conversion Shares”). Pursuant to the YA II Registration Rights Agreement, we filed the resale registration statement on Form S-3 (File No. 333- 289803), which became effective on September 10, 2025. Under the YA II Registration Rights Agreement, we may also be required to file one or more additional resale registration statements to the extent the initial registration statement did not cover the full amount of YA II Conversion Shares.

Under the Redemption and Exchange Agreement, we also granted certain registration rights to the selling stockholder, pursuant to which we are required to register for resale the Issuable Shares. We were required to file the Initial Registration Statement, of which this prospectus forms a part, no later than November 15, 2025. Thereafter, we must annually file additional resale registration statements covering a specified portion of Issuable Shares as set forth in the Redemption and Exchange Agreement.

Other Rights

Our Charter and Bylaws do not provide for any preemptive or subscription rights with respect to our common stock, and there are no redemption or sinking fund provisions applicable to our common stock. All the outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our Charter authorizes the Board, to the fullest extent permitted by applicable law, to issue up to an aggregate of 100,000,000 shares of our preferred stock in one or more series from time to time by resolution, without further action by our stockholders, and to fix the powers (which may include full, limited or No voting power), designations, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series (which rights may be greater than the rights of any or all of the classes of our common stock) and any qualifications, limitations or restrictions thereof. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Election, Appointment and Removal of Directors

Our Charter provides for the election of directors at a meeting of stockholders in which a quorum is present by the affirmative vote of a plurality of the votes cast by stockholders entitled to vote.

Subject to the rights of holders of any series of preferred stock to elect directors, our number of directors of shall be fixed from time to time by the Board, provided that unless otherwise approved by the Requisite Stockholder Consent (as defined in our Charter), the number of directors shall be no less than five (5) and not exceed twelve (12).

Subject to the rights of the holders of any series of preferred stock, no director may be removed from office except for cause and only with and immediately upon the Requisite Stockholder Consent.

Our Charter provides that vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the Board, may be filled (i) prior to the Voting Threshold Date (as defined in our Charter), solely by our stockholders with the Requisite Stockholder Consent unless any such vacancy remains unfilled for at least sixty (60) days, in which case it may also be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director; or (ii) on or after the Voting Threshold Date solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.

Committees of the Board of Directors

Pursuant to our Bylaws, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law. The Board established and will maintain an audit committee, a governance committee and a compensation committee, and may establish such other committees as it determines from time to time.

Anti-Takeover Effects of our Charter and Bylaws

Our Charter and Bylaws contain certain provisions that may delay, discourage or impede efforts by another person or entity to acquire control of us. We believe that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons or entities seeking to acquire control of us to first negotiate with the Board, which we believe may result in improvement of the terms of any such acquisition in favor of our stockholders. However, these provisions also give the Board the power to discourage acquisitions that some stockholders may favor.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes of control of the Company or our management such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company and to reduce our vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the securities exchange on which our equity securities are then listed for trading. These additional shares of capital stock may be used for a variety of corporate purposes, including growth acquisitions, corporate finance transactions, and issuances under our 2022 Long-Term Incentive Plan, our 2022 Employee Stock Purchase Plan and our 2024 Inducement Equity Incentive Plan. The existence of authorized but unissued and unreserved capital stock could discourage or impede an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Charter or Bylaws

The Delaware General Corporation Law, as amended, (the “DGCL”) generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

Our Charter provides that an affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of our Class A Common Stock and our Class B Common Stock, voting together as a single class, is required to amend the Charter or approve any change of control transaction.

Dual-Class Structure

As described above, our Charter provides for a dual-class stock structure, which gives the holders of Class B Common Stock and certain of their affiliated entities and trusts, for so long as they continue to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of our capital stock , significant influence over all matters requiring stockholder approval, including the election of our directors and significant corporate transactions, such as a merger or other sale of the Company or all or substantially all of our assets. See “ — Class A Common Stock — Voting Rights.”

Classified Board

The Board is divided into three classes, designated as Class I, Class II and Class III. The directors elected to Class I will hold office for a term expiring at the annual meeting of stockholders in 2026; the directors elected to Class II will hold office for a term expiring at the annual meeting of stockholders in 2027; and the directors elected to Class III will hold office for a term expiring at the annual meeting of stockholders in 2028. This may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Special Meetings of Stockholders

Our Charter permits special meetings of our stockholders to be called only by the Board, the chairman of the Board, our chief executive officer, or, at any time at the request of our stockholders collectively holding voting power sufficient to provide the Requisite Stockholder Consent. These provisions might delay the ability of our stockholders to force consideration of a proposal or to take any action, including with respect to the removal of any of our directors from office.

Advance Notice Requirement for Stockholder Proposals and Director Nominations

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Board. In order for any matter to be “properly brought” before a meeting (and thereby considered or acted upon at such meeting), a stockholder will have to comply with certain advance notice requirements and provide us with certain information. Stockholders at an annual meeting will only be permitted to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and has delivered a timely notice, in the form and manner specified in the Bylaws, of such stockholder’s intention to bring such business before the meeting. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from nominating candidates for election to the Board, or might discourage or impede an attempt by a potential acquirer of the Company to conduct a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise obtain control of us.

Exclusive Forum

Our Charter provides that, unless we otherwise consent in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have subject matter jurisdiction, another state or federal court located within the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on our behalf (b) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of ours, (c) any action asserting a claim against us arising pursuant to any provision of the DGCL, our Charter or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (d) any action to interpret, apply, enforce or determine the validity of any provisions of our Charter or the Bylaws, or (e) any other action asserting a claim governed by the internal affairs doctrine.

Notwithstanding the foregoing, unless we otherwise consent in writing, the federal district courts of the United States will be the exclusive forum for the resolution of any action, claim or proceeding arising under the Securities Act.

This provision will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of our directors for damages for any breach of fiduciary duty as a director.

Our Charter provides that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), we must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of ours or, while serving as a director or officer of ours, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing lawsuits against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in us may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

This section describes the general terms and provisions of our capital stock and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of our Charter and Bylaws. We encourage you to read our Charter, our Bylaws and the applicable provisions of the DGCL for more information.

Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company is the transfer agent for our Class A Common Stock and the warrant agent for our Warrants.

Listing of Our Class A Common Stock

Our Class A Common Stock is currently listed on the NYSE and trades under the symbol “NOTE.” On December 11, 2025, the closing price of our Class A Common Stock was $1.85 per share.

LEGAL MATTERS

Polsinelli PC, Washington, District of Columbia, has passed upon the validity of any securities offered by this prospectus.

EXPERTS

The consolidated financial statements of FiscalNote Holdings, Inc. as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024 incorporated in this Prospectus by reference from the FiscalNote Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2024 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon which report expresses an unqualified opinion, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement of which this prospectus and any applicable prospectus supplement forms a part, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.fiscalnote.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus or any applicable prospectus supplement is considered to be part of this prospectus and any prospectus supplement. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus and any applicable prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus, any prospectus supplement or in any document previously incorporated by reference herein or therein have been modified or superseded. This prospectus incorporates by reference the documents listed below that we have filed with the SEC under the Exchange Act File No. 001-39672 and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed, including Current Reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K) until the offering of the securities offered hereby is terminated or completed:

•

our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April  1, 2025, including portions of our definitive Proxy Statement on Schedule 14A, filed with the SEC on April 16, 2025 that have been incorporated by reference therein;

•

our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 13, 2025, for the quarter ended June 30, 2025, filed with the SEC on August 15, 2025, and for the quarter ended September  30, 2025, filed with the SEC on November 10, 2025;

•

our Current Reports on Form 8-K, filed with the SEC on January  3, 2025, February  21, 2025, February  24, 2025, March  21, 2025, March  28, 2025, April  11, 2025, May  2, 2025, May  5, 2025, May  30, 2025, August  5, 2025, August  6, 2025, August  29, 2025, September  11, 2025, and October 31, 2025;

•

the description of our common stock which is contained in a registration statement on  Form 8-A filed on July 29, 2022 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus forms a part, and prior to effectiveness of such registration statement, shall be deemed to be incorporated by reference into this prospectus.

You may request a free copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning us as follows:

FISCALNOTE HOLDINGS, INC.

TODD AMAN

1201 PENNSYLVANIA AVENUE, N.W., 6TH FLOOR

WASHINGTON, D.C. 20004

(202) 793-5300